Exhibit 99.1

AssetMark Closes on the Acquisition of Voyant

CONCORD, Calif., July 1, 2021 (GLOBE NEWSWIRE) — AssetMark Financial Holdings, Inc. (NYSE: AMK), a leading provider of wealth management and technology solutions for financial advisors, today announced the completion of its acquisition of Voyant, a global provider of SaaS-based financial planning, wellness and client digital engagement solutions. Voyant serves more than 20,000 advisors across financial institutions and small advisor firms in the United Kingdom, Canada, Ireland, and the United States.

“We are proud to welcome Voyant to the AssetMark family. The acquisition of Voyant is a meaningful step forward in advancing our ability to help investors achieve financial wellness and will create significant value for our advisors and our shareholders,” said Natalie Wolfsen, CEO of AssetMark. “Voyant’s innovative financial planning technology will allow advisors worldwide to deepen their relationships with clients while also strengthening the broader AssetMark platform in the United States. Furthermore, we believe the deal will deliver financial benefits and long-term earnings diversification, as well as a runway for future growth.”

“We are excited to join AssetMark and look forward to leveraging the firm’s deep experience and relationships, U.S. brand recognition, and strong financial position,” said David Kaufman, CEO of Voyant. “Voyant has a history of growth driven by our mission of helping advisors and clients achieve their long-term goals. Joining AssetMark will accelerate our progress with advisors and their clients.”

AssetMark acquired Voyant for approximately $145 million: a combination of $120 million in cash and 994,028 shares of AssetMark’s common stock. The cash portion of the consideration was funded by $45 million of AssetMark’s corporate cash plus $75 million from AssetMark’s revolving credit facility.

Voyant will be a wholly owned subsidiary of AssetMark. All Voyant employees will report to Voyant CEO David Kaufman, who will report to AssetMark CEO Natalie Wolfsen.

Raymond James & Associates, Inc. served as exclusive financial advisor to Voyant in this transaction.

About AssetMark Financial Holdings, Inc.

AssetMark is a leading provider of extensive wealth management and technology solutions that power independent financial advisors and their clients. Through AssetMark, Inc., its investment adviser subsidiary registered with the U.S. Securities and Exchange Commission, AssetMark operates a platform that comprises fully integrated technology, personalized and scalable service, and curated investment platform solutions designed to make a difference in the lives of advisors and their clients.

About Voyant

Voyant is a leading global provider of financial planning solutions to enterprises, independent financial advisors and their clients. Enterprise clients include Toronto-Dominion, Lloyd’s Bank, BMO, CIBC and others. With operations in the United States, United Kingdom, Canada, Ireland and Australia, Voyant’s configurable and integrated offerings focus on the whole adviser lifecycle including client onboarding, collaborative financial planning, and self-service solutions for clients. Voyant’s solutions allow advisers to deliver a new level of value to their clients, by providing vision, expertise, and access.

Contacts

Investors:

Taylor J. Hamilton, CFA

Head of Investor Relations

InvestorRelations@assetmark.com

Media:

Alaina Kleinman

Head of PR & Communications

alaina.kleinman@assetmark.com

SOURCE: AssetMark Financial Holdings, Inc.